LOCK-UP AGREEMENT

LOCK-UP AGREEMENT, dated as of November 15, 2006 (this "Agreement"), by and among Applied Spectrum Technologies, Inc., a Delaware corporation (the "Company"), the stockholders listed on the signature pages hereto under the heading "Stockholders" (each a "Stockholder" and collectively, the "Stockholders") and Keating Securities, LLC, a Delaware limited liability company, as agent for the Investors (as defined below) (the "Investor Agent").

WHEREAS, on September 7, 2006, the Company entered into a definitive share exchange agreement whereby the Company will acquire all of the shares and equity ownership of Ever Leader Holdings Limited, a company incorporated under the laws of Hong Kong SAR, and its direct and indirect subsidiaries in exchange for Common Stock (the "Exchange").

WHEREAS, immediately following the consummation of the Exchange, the Stockholders will own or have the power and authority to vote with respect to collectively 50,418,001 shares of Common Stock, which represent in the aggregate approximately 71.01% of the total issued and outstanding capital stock of the Company;

WHEREAS, the Company and certain investors (each, an "Investor", and collectively, the "Investors") have entered into a Securities Purchase Agreement, dated as of November 15, 2006 (the "Securities Purchase Agreement"), pursuant to which, among other things, the Company has agreed to issue and sell to the Investors and the Investors have agreed to purchase, (i) shares of common stock, par value $0.001 per share (the "Common Stock") of the Company and (ii) warrants to acquire shares of Common Stock.

WHEREAS, the Company and Computershare Trust Company, Inc. have entered into that certain Make Good Agreement, dated as of the date hereof, by and among the Investor Agent, the Company, its current and future subsidiaries, Ever Leader Holdings, Limited, a company incorporated under the laws of Hong Kong SAR, its direct and indirect subsidiaries, Mr. Yiqing Wan, Ms. Wei Xu and Moveup Investments Limited (the "Make Good Agreement").

WHEREAS, as a condition to the willingness of the Investors to enter into the Securities Purchase Agreement and to consummate the transactions contemplated thereby, in the Exchange and in that certain private placement memorandum (as amended and supplemented prior to the Closing Date, the "Private Placement Memorandum") related thereto delivered to the Investors (collectively, the "Transactions"), the Investors have required that each Stockholder agree, and in order to induce the Investors to enter into the Securities Purchase Agreement, each Stockholder has agreed, to enter into this Agreement with respect to all the Common Stock now owned and which may hereafter be acquired by the Stockholder (the "Common Shares") and any other Restricted Securities (as defined below), if any, which such Stockholder is currently entitled to vote, or after the date hereof, becomes entitled to vote, at any meeting of stockholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

LOCK-UP AGREEMENT OF THE STOCKHOLDERS

1.1 Lock-Up Agreement.

(a) Beginning on the Subscription Date (as defined in the Registration Rights Agreement) and until the earlier to occur of (x) the date 180 days after the Additional Effective Date (as defined in the Registration Rights Agreement) and (y) solely if the audited FY07 Financial Statements (as defined in the Make Good Agreement) states that FY07 Net Income (as defined in the Make Good Agreement) exceeded the Performance Threshold (as defined in the Make Good Agreement) and the FY07 Financial Statements do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, March 31, 2008 (the "Lock-Up Period"), each Stockholder will not, and the Company will not permit such Stockholder to, without the prior written consent of the Required Holders (as defined in the Registration Rights Agreement), (i) sell, offer to sell, tender, contract or agree to sell, assign, hypothecate, hedge, pledge, grant any option to purchase, transfer, grant a proxy or power of attorney with respect to, or otherwise dispose of or agree to dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Stockholder's voting rights, charge or other encumbrance of any nature whatsoever ("Encumbrance"), in each case, directly or indirectly, with respect to any shares of Common Stock, Options (as defined in the Warrant), Convertible Securities (as defined in the Warrant) or any other instrument convertible into or exercisable or exchangeable for Common Stock, or other rights to purchase shares of Common Stock or to convert or exercise any such convertible or exercisable instrument (except as may be issued pursuant to the terms of an Approved Stock Plan (as defined in the Warrant)), or cause the Company to file or cause to be declared effective a registration statement with the Securities and Exchange Commission (the "Commission") relating to the offer and sale of any shares of Common Stock (other than the Registration Statements contemplated pursuant to the Registration Rights Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock, or warrants or other rights to purchase shares of Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Commission or (iii) directly or indirectly, initiate, solicit or encourage any person to take actions which could reasonably be expected to lead to the occurrence of any of the foregoing (any security, instrument or right to acquire securities referred to in this paragraph, collectively, the "Restricted Securities").

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(b) Section 1.1(a) shall not, with respect to Restricted Securities, apply to (a) bona fide gifts, whether to charitable organizations or otherwise, provided the recipient thereof agrees in writing with each of the Company and the Investor Agent to be bound by the terms of this Agreement, (b) dispositions to any foundation, trust, partnership or the limited liability company, as the case may be, for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing with each of the Company and the Investor Agent to be bound by the terms of this Agreement, (c) transfers as required by law provided that after such transfer, the terms of this Agreement continue to apply to the Restricted Securities and (d) to dispositions by a partnership to a partner of such partnership, provided such partner agrees in writing with each of the Company and the Investor Agent to be bound by the terms of this Agreement. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

1.2 Voting Agreement. Each Stockholder hereby agrees that at any meeting of the stockholders of the Company, however called, and in any action by written consent of the Company's stockholders, each of the Stockholders shall vote the Common Shares and the Restricted Securities: (a) in favor of the Transactions; and (b) against any proposal or any other corporate action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Securities Purchase Agreement or which could result in any of the conditions to the Company's obligations under the Securities Purchase Agreement not being fulfilled. Each Stockholder acknowledges receipt and review of a copy of the Private Placement Memorandum, the Securities Purchase Agreement and the other Transaction Documents (as defined in the Securities Purchase Agreement).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Each Stockholder hereby represents and warrants, severally but not jointly, to each of the Investors as follows:

2.1 Authority Relative to This Agreement. Each Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform his or its obligations hereunder and to consummate the transactions contemplated hereby. Each Stockholder has taken whatever steps necessary, including without limitation, moving the Restricted Securities from a margin account to a cash account and/or delivering any voting instructions or legal proxy to any necessary broker or agent, to ensure that such Stockholder has the necessary power and authority to vote all of the Restricted Securities held by such Stockholder or has properly empowered such broker or agent to vote in accordance herewith. This Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (a) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws now or hereafter in effect relating to, or affecting generally the enforcement of creditors' and other obligees' rights, (b) where the remedy of specific performance or other forms of equitable relief may be subject to certain equitable defenses and principles and to the discretion of the court before which the proceeding may be brought, and (c) where rights to indemnity and contribution thereunder may be limited by applicable law and public policy.

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2.2 No Conflict. i) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, (i) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree applicable to any Stockholder or by which the Common Shares or the Restricted Securities owned by such Stockholder are bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Common Shares or the Restricted Securities owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or the Restricted Securities owned by such Stockholder are bound.

(b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity by such Stockholder.

2.3 Title to the Stock.

(a) As of the date hereof, each Stockholder is the owner of the number of shares of Restricted Securities set forth opposite its name on Appendix A attached hereto, entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company, which Restricted Securities represent on the date hereof the percentage of the outstanding stock and voting power of the Company set forth on such Appendix. Such Restricted Securities are all the securities of the Company owned, either of record or beneficially, by such Stockholder. Such Restricted Securities are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. No Stockholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Restricted Securities owned by such Stockholder.

(b) As of the date of the consummation of the Exchange, each Stockholder will be the owner of the number of shares of Restricted Securities set forth opposite its name on Appendix B attached hereto, entitled to vote, without restriction, on all matters brought before holders of capital stock of the Company, which Restricted Securities represent on the date hereof the percentage of the outstanding stock and voting power of the Company set forth on such Appendix. Such Restricted Securities will be all the securities of the Company owned, either of record or beneficially, by such Stockholder as of the date of the consummation of the Exchange. Such Restricted Securities will be owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. No Stockholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Restricted Securities owned by such Stockholder.

ARTICLE III

COVENANTS

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3.1 Company Cooperation. The Company hereby covenants and agrees that it will not, and each Stockholder irrevocably and unconditionally acknowledges and agrees that the Company will not (and waives any rights against the Company in relation thereto), recognize any Encumbrance or agreement on any of the Restricted Securities subject to this Agreement unless the provisions of Section 1.1 have been complied with. The Company agrees, with respect to any stockholder vote or consent with respect to the Transactions, to use its reasonable best efforts to cause holders of Restricted Securities representing the percentage of outstanding capital stock required to vote in favor of the Transactions to become party to, comply with and be bound by the terms and conditions of this Agreement and the Restricted Securities held by such holders to be subject to the terms and conditions of this Agreement.

3.2 Stop Transfer Instructions. Each Stockholder also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Restricted Securities of such Stockholder except in compliance with the foregoing restrictions.

ARTICLE IV

MISCELLANEOUS

4.1 Further Assurances. Each Stockholder will execute and deliver such further documents and instruments and take all further action as may be reasonably necessary in order to consummate the transactions contemplated hereby.

4.2 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that any Investor (without being joined by any other Investor) shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Any Investor shall be entitled to its reasonable attorneys' fees in any action brought to enforce this Agreement in which it is the prevailing party.

4.3 Entire Agreement. This Agreement constitutes the entire agreement among the Company, the Investor Agent and the Stockholders (other than the Securities Purchase Agreement and the other Transaction Documents and the ancillary documents related thereto) with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company, the Investor Agent and the Stockholders with respect to the subject matter hereof.

4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

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4.6 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The parties hereby agree that all actions or proceedings arising directly or indirectly from or in connection with this Agreement shall be litigated only in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York located in New York County, New York. The parties consent to the jurisdiction and venue of the foregoing courts and consent that any process or notice of motion or other application to any of said courts or a judge thereof may be served inside or outside the State of New York or the Southern District of New York by registered mail, return receipt requested, directed to the party being served at its address set forth on the signature ages to this Agreement (and service so made shall be deemed complete three (3) days after the same has been posted as aforesaid) or by personal service or in such other manner as may be permissible under the rules of said courts. Each of the Company, the Investor Agent and each Stockholder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that suit, action, or proceeding has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

4.7 Third-Party Beneficiaries. The Investors shall be intended third party beneficiaries of this Agreement to the same extent as if they were parties hereto, and shall be entitled to enforce the provisions hereof.

4.8 Termination. This Agreement shall terminate immediately following the expiration of the Lock-Up Period or upon the mutual consent of each Stockholder and the Investors.

4.9 Notices. Any communication, notice or document required or permitted to be given under this Agreement shall be given in writing and shall be deemed received (i) when personally delivered to the relevant party at such party's address as set forth on the signature pages attached hereto, (ii) if sent by mail (which must be certified or registered mail, postage prepaid) or overnight courier, when received or rejected by the relevant party at such party's address indicated below, or (iii) if sent by facsimile, when confirmation of delivery is received by the sending party.

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Each Stockholder that is not a current citizen and resident of the Unites States of America or an entity organized under the laws of any state of the United States of America (the "Foreign Parties") hereby irrevocably appoints National Corporate Research, Ltd., of 225 West 34th Street, Suite 910, New York, N.Y. 10112, U.S.A. ("NCR") as its agent for the receipt of service of process in the United States. Each Foreign Party agrees that any document may be effectively served on it in connection with any action, suit or proceeding in the United States by service on its agents. The Investor Agent consents and agrees that each Foreign Party may, in its reasonable discretion, irrevocably appoint a substitute agent for the receipt of service of process located within the Untied States, and that upon such appointment, the appointment of NCR may be revoked.

Any document shall be deemed to have been duly served if marked for the attention of the agent at its address as set forth in this Section 8(b) or such other address in the United States as may be notified to the party wishing to serve the document and (a) left at the specified address if its receipt is acknowledged in writing; or (b) sent to the specified address by post, registered mail return receipt requested. In the case of (a), the document will be deemed to have been duly served when it is left and signed for. In the case of (b), the document shall be deemed to have been duly served when received and acknowledged.

If any Foreign Party's agent at any time ceases for any reason to act as such, such Foreign Party shall appoint a new Investor Agent having an address for service in the United States and shall notify the Investor Agent of the name and address of the new Investor Agent. Failing such appointment and notification, the holders of a majority of the Common Shares (as defined in the Securities Purchase Agreement) shall be entitled by notice to such Foreign Party to appoint a new Investor Agent to act on such Foreign Party's behalf. The provisions of this Section 8(b) applying to service on an agent apply equally to service on a new Investor Agent.

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IN WITNESS WHEREOF, each Stockholder, the Company and the Investor Agent has duly executed this Agreement.

THE COMPANY:

APPLIED SPECTRUM TECHNOLOGIES, INC.

	By:	/s/ Mr. Yiqing Wan
Name: Mr. Yiqing Wan
Title: Chief Executive Officer
Dated: November 15, 2006
	Address:	23/F, Changjiang Plaza, 1 Mingquan Lu Wuhan 430021, P.R. China

IN WITNESS WHEREOF, each Stockholder, the Company and the Investor Agent has duly executed this Agreement.

THE INVESTOR AGENT:

KEATING SECURITIES, LLC

	By:	/s/ Timothy J. Keating
Name: Timothy J. Keating
Title: President
Dated: November 15, 2006
	Address:	5251 DTC Parkway, Suite 1090 Greenwood Village, CO 80111

IN WITNESS WHEREOF, each Stockholder, the Company and the Investor Agent has duly executed this Agreement.

STOCKHOLDER:
/s/ Mr. Yiqing Wan
Mr. Yiqing Wan

Dated: November 15, 2006
	Address:	Changjiang Tower, 23rd Floor No. 1 MinquanRoad
Wuhan, Hubei Province, P.R.C.

IN WITNESS WHEREOF, each Stockholder, the Company and the Investor Agent has duly executed this Agreement.

STOCKHOLDER:
/s/ Ms. Wei Xu
Ms. Wei Xu

Dated: November 15, 2006
	Address:	Changjiang Tower, 23rd Floor No. 1 MinquanRoad
Wuhan, Hubei Province, P.R.C.

IN WITNESS WHEREOF, each Stockholder, the Company and the Investor Agent has duly executed this Agreement.

STOCKHOLDER:
MOVEUP INVESTMENTS LIMITED
	By:	/s/ Shaoping Lu
Name: Shaoping Lu
Title: Director
Dated: November 15 , 2006
	Address:	C-22 World Trade Plaza 9 Fuhong Road Shenzhen 518033 P.R.C.

APPENDIX A

Restricted Securities Owned prior to Exchange

Stockholder	Common Shares Owned	Other Restricted Securities Owned	Percentage of Stock Outstanding	Voting Percentage of Stock Outstanding
Yiqing Wan	0	0	0	0
Wei Xu	0	0	0	0
Moveup Investments Limited	0	0	0	0

APPENDIX B

Restricted Securities Owned After Exchange

Stockholder	Common Shares Owned	Other Restricted Securities Owned	Percentage of Stock Outstanding	Voting Percentage of Stock Outstanding
Yiqing Wan	46,187,136 (1)	0	65.05%	65.05%
Wei Xu	46,187,136(1)	0	65.05%	65.05%
Moveup Investments Limited	4,230,865	0	5.96%	5.96%

(1)	Yiqing Wan and Wei Xu each have a 50% equity ownership in XIA Pharmaceutical Inc. They are both executive officers of the Company and Yiqing Wan is a director. In addition, they are husband and wife.